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                                  EXHIBIT 99.1
                                  ------------

                                  ROBERDS, INC.

                              AMENDED AND RESTATED
                           DEFERRED COMPENSATION PLAN
                              FOR OUTSIDE DIRECTORS

                           EFFECTIVE NOVEMBER 1, 1996

1. PURPOSE AND ADMINISTRATION OF THE PLAN. The purpose of the Roberds, Inc. Deferred Compensation Plan for Outside Directors ("Plan") is to provide a procedure whereby a member of the Board of Directors of Roberds, Inc. ("Corporation" or "Company"), who is not an employee of the Corporation ("Director"), may defer the payment of all (but not less than all) of the fees payable to the Director for services as a Director (including fees payable to the Director for services as a member of any committees of the Board). This Plan was adopted and effective as of May 23, 1995 ("Effective Date") and amended effective November 7, 1995, and February 27, 1996.

         The Corporation shall serve as Plan Administrator and shall execute its administrative responsibility with respect to the Plan through the Company's Board of Directors (the "Board") or a committee (the "Committee") of the Board as determined from time to time by the Board. The Committee shall consist of no fewer than three directors of the Company who shall be appointed from time to time by the Board. At any time that the Company has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), only directors who, at the time of service, qualify as "non-employee directors" within the meaning of Rule 16b-3 or its successor under the Exchange Act shall be members of the Committee. All references in this Plan to the Committee shall be understood to refer either to the full Board or to the Committee, to the extent responsibility for administration of the Plan has been delegated by the Board to the Committee. The Committee reserves the right to modify this Plan from time to time or to terminate the Plan; provided, however, that no modification or termination of the Plan shall void an election already in effect for the current calendar year or any preceding calendar year, or adversely affect in any material respect any rights of a Director, or his beneficiaries, to receive any amounts payable pursuant to the Plan.

2. ELECTION TO DEFER. After the Effective Date, a Director may elect, on or before December 31 of any year, to defer the receipt of payment of all fees payable to the Director for services as a Director during the calendar year following such election and for succeeding calendar years until the Director ceases to be a Director. Any person who shall become a Director during any calendar year may elect, before such Director's term begins, to defer the receipt of payment of all Director's fees for the remainder of such calendar year and for succeeding calendar years. Any elections under the Plan shall be made by written notice delivered to the Corporation in the form attached hereto.

         A Director may terminate his deferral election in the manner provided in paragraph 6 below.

3. DIRECTORS' DEFERRED ACCOUNTS. (a) Fees deferred at the election of a Director shall be held in the general funds of the Corporation and such fees shall be credited to a separate deferred account ("Deferred Account") for the Director on the date on which they otherwise would have been paid to the Director. A separate Deferred Account shall be maintained for each Director who has made an election to defer fees as provided in this Plan. At the time of making his election, the Director shall specify how the deferred fees credited to his Deferred Account shall be deemed invested. Such amounts may be deemed invested in either (i) cash or (ii) a deemed investment in the common shares, without par value of the Corporation. Each Director's Deferred Account shall have two subaccounts, one for cash (the "Cash Subaccount") and another for deemed investments in the Corporation's common shares (the "Deemed Share Subaccount").


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         (b) If the Director elects a deferred investment in cash, the Company shall credit interest on the amount credited to the Director's Cash Subaccount at the prime rate of interest charged by Bank One, Dayton, NA, or its successor as principal bank lender to the Company. Such rate of interest shall be set on January 1 of each calendar year, and that rate shall be utilized for all purposes under this Plan for the balance of such calendar year, and shall be re-set on January 1 of each succeeding calendar year. Such interest shall be compounded annually, and shall be accrued on the unpaid balance in each Director's Cash Subaccount. Any election by a Director pursuant to Section 3(a) that has the effect that he ceases investing deferred fees in deemed common shares and instead invests deferred fees in cash shall become effective commencing January 1 of the calendar year after such election.

         (c) If the Director elects to have the amount credited to his Deferred Account deemed invested in the Corporation's deemed common shares, then the total amount of deferred fees credited to his Deemed Share Subaccount shall be deemed invested in common shares of the Corporation on the last calendar day of each calendar quarter (a "Quarter End"). On the date of such deemed investment, the total deferred fees in each Director's Deemed Share Subaccount shall be divided by the then "fair market value" of a common share, which shall be determined by averaging the high and low trading prices of the Corporation's shares on such date. The Director's Deemed Share Subaccount shall then be credited with that number of whole and fractional shares resulting from such computation, which shares shall be deemed common shares. In the event a Quarter End falls on a date on which the Corporation's shares did not trade, the Corporation shall compute the fair market value of the shares by averaging the high and low trading prices on the last date immediately preceding the Quarter End on which there was trading in the Corporation's shares and the average of the high and low trading prices on the next day following the Quarter End on which there was trading in the Corporation's common shares, and then determining the average of the trading prices for each of the two days.

         A Director investing in deemed shares shall be entitled to credits equivalent to cash dividends paid on the Company's actually outstanding common shares ("Dividend Credits"). Such Dividend Credits will be made to the Director's Deemed Share Subaccount on the amount of deemed shares credited to the Director's Deemed Share Subaccount on the dates dividends are paid by the Corporation on its actually outstanding common shares. Such Dividend Credits shall be deemed reinvested in the Corporation's common shares on next Quarter End, using the computation set forth in the preceding paragraph to determine the number of whole and fractional shares to be credited to such account. Such additional deemed shares shall then be added to the Director's Deemed Share Subaccount. No interest shall be credited to a Director's Deemed Share Subaccount for the period of time from when any Dividend Credits are credited to his account until such Dividend Credits are converted to additional deemed shares.

         The number of deemed shares held in the Director's Deemed Share Subaccount shall be adjusted from time to time to reflect stock splits, stock dividends, or other changes in the Corporation's capital structure, in such manner as the Committee shall determine.

4. DISTRIBUTIONS FROM DIRECTORS' ACCOUNTS. (a) The Director shall have the option of having his Cash Subaccount distributed to him by payment of the value of his Cash Subaccount in a lump sum on the Cessation Date (as defined below) or in five approximately equal annual installments commencing on the Cessation Date. Election of such option shall be made in writing, delivered to the Corporation prior to the date of a Director's death, disability, resignation, removal, failure to be reelected upon the expiration of his term or retirement (the "Cessation Date"). If a Director fails to make such an election prior to his Cessation Date, he shall be considered to have elected installment payments. Any interest accrued on the amounts in the Director's Cash Subaccount prior to the Cessation Date shall be paid in the same manner and over the same time period as payments of the principal amounts, and the unpaid balance in a Director's Cash Subaccount shall continue to earn interest as provided herein, until the entire amount of the Cash Subaccount has been paid, which interest shall be paid in full at the same time principal payments are made.

         (b) If a Director should die before full payment of all amounts in his Deferred Account, the Corporation shall pay the unpaid amounts to the Director's beneficiaries or estate as provided herein, in the same manner as they would have been paid to the Director.

         (c) At the Cessation Date, for a Director who has a Deemed Share Subaccount, the Corporation shall issue or acquire common shares equal to the whole number of deemed shares in a Director's Deemed Share Subaccount, and shall distribute the actual number of whole shares in the Director's Deemed Share Subaccount in a lump sum to the Director as soon as practical after the Cessation Date, and such shares shall be evidenced by a certificate for those shares, fully paid and non-assessable, issued to the Director or his designated beneficiary. Any dividends on the common shares paid between the


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Cessation Date and the date on which the stock certificate is issued to the
Director shall be paid to the Director in cash as soon as is practical and without interest thereon. Any funds, fractional shares, or fractional deemed shares remaining in the Director's Deemed Share Subaccount after such purchase and distribution shall be deemed invested in cash at fair market value as defined herein, shall be credited to the Director's Cash Subaccount, and shall be distributed to the Director in a lump sum as soon as practical after the distribution of the shares in accordance with paragraph (a) above.

5. BENEFICIARY DESIGNATION. (a) Each Director who has a Deferred Account hereunder may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his beneficiary or beneficiaries to whom his Plan benefits are to be paid or distributed if he dies before receipt of all such benefits. Each beneficiary designation shall be filed in the form prescribed by the Plan Administrator and will be effective only when so filed during the Director's lifetime. Each beneficiary designation filed with the Plan Administrator will revoke all beneficiary designations previously filed with the Plan Administrator. The revocation of the beneficiary designation, no matter how effected, shall not require the consent of any designated beneficiary.

         (b) If any Director fails to designate a beneficiary in the manner provided above, or if he is not survived by his designated beneficiary or beneficiaries, any amounts payable from the Director's Deferred Account shall, following the Director's death, be paid to the estate of the Director.

         (c) No beneficiary designated by a Director shall have any rights under this Plan until (i) a validly executed beneficiary designation naming such beneficiary shall have been delivered by the Director to the Corporation and
(ii) the Director shall have reached his Cessation Date.

6. TERMINATION OF ELECTION. A Director may terminate his election to defer payment of fees by written notice delivered to the Corporation. Such termination shall become effective as of the end of the calendar year in which notice of termination is given with respect to fees payable for services as a Director during subsequent calendar years. Amounts credited to the Deferred Account of a Director prior to the effective date of termination shall not be affected thereby and shall be paid only in accordance with paragraph 4.

7. NON-ASSIGNABILITY. During the Director's lifetime, the right to the Deferred Account and interest thereon shall not be transferable or assignable or subject to claims of creditors of the Director.

8. BOARD AND SHAREHOLDER APPROVAL. The Plan was adopted and effective as of May 23, 1995. The Plan as amended became effective as of November 7, 1995, and is currently pending approval by holders of a majority of the outstanding common shares of the Company. Shareholder approval will be solicited in connection with the annual Stockholder's meeting to be held in May 1996. If the Plan is not approved, any elections by a Director to receive deemed shares in lieu of cash compensation shall be void, and such cash compensation shall be deemed to have been credited to the Director's Cash Subaccount.

9. MISCELLANEOUS. (a) The obligation of the Corporation under the Plan to make payments or distribute property to Directors, or their beneficiaries, constitutes the unsecured promise of the Corporation to make payments or distribute property from its general assets, as provided herein. No Director or beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Corporation. To the extent that anyone acquires a right to receive payment from the Corporation of any amount payable pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

         (b) Any other provision of this Plan notwithstanding, in the event the Company experiences a "change in control," as defined in the 1993 Stock Incentive Plan, or upon the insolvency or bankruptcy of the Corporation, then any amounts in a Director's Cash Subaccount, including interest thereon, shall be paid to the Director as soon as practical after such event. For purposes of this subparagraph 8(b), any amounts credited to a Director's Deemed Share Subaccount shall be converted into its cash equivalent value as of the date of the respective event described herein, and shall be paid to the Director in cash as soon as practical after such event.


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         (c) It is the express intent of the parties to this Agreement that the amounts deferred pursuant to this Agreement shall not be subjected to federal income taxation until such time as they are paid to the Director. It is understood by the Director that the Company makes no representation or warranty as to the income tax treatment of the amounts deferred under this Agreement.

         In the event that, upon application of pertinent federal income tax law, regulations, rulings, or final non-appealable court cases, it is determined that the amounts deferred under this Agreement are subject to income taxation at the time earned, the Committee and the Director may agree to deliver to the Director all (but not less than all) of the cash in the Director's accounts, issue or acquire common shares equal to the whole number of deemed shares in a Director's Deemed Share Subaccount and distribute the actual number of whole shares to the Director, and terminate any existing election in effect for that Director.

ROBERDS, INC., BY

  /s/ Robert M. Wilson
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Robert M. Wilson, its
Executive Vice President